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                                                                    EXHIBIT 11.1

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
         RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE

 (Expressed in thousands of United States dollars, except for per share amounts)

A reconciliation of the numerator and denominator for basic and diluted EPS is given in the following table:

                                                                          Amount per
Three months ended June 30, 1999             Income          Shares          Share
                                           ----------      ----------     ----------
Basic EPS                                  $    2,913      25,033,932      $   0.12
Effect of Dilutive Options                                    956,283
Diluted EPS                                $    2,913      25,990,215      $   0.11

Three months ended June 30, 1998

Basic EPS                                  $   22,156      25,033,932      $   0.89
Effect of Dilutive Options                                  1,668,657
Diluted EPS                                $   22,156      26,702,589      $   0.83


Six months ended June 30, 1999

Basic EPS                                  $   18,129      25,033,932      $   0.72
Effect of Dilutive Options                                  1,047,524
Diluted EPS                                $   18,129      26,081,456      $   0.70

Six months ended June 30, 1998

Basic EPS                                  $   50,948      25,028,489      $   2.04
Effect of Dilutive Options                                  1,672,380
Diluted EPS                                $   50,948      26,700,869      $   1.91


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